EXHIBIT 10.1

FOURTH AMENDMENT TO THE
META PLATFORMS, INC.
2012 EQUITY INCENTIVE PLAN

This Fourth Amendment (the “Amendment”) to the Meta Platforms, Inc. 2012 Equity Incentive Plan (as amended and restated on June 20, 2016 and amended on February 13, 2018 and March 1, 2023) (as further amended from time to time, the “Plan”) is approved and adopted to be effective as of May 29, 2024 (the “Amendment Effective Date”).

RECITALS

A. Section 24 of the Plan provides that the Board may amend the Plan, subject to stockholder approval under circumstances where stockholder approval is required, including for the addition of a type of Award which may be granted under the Plan.

B. This Amendment is subject to the approval of stockholders of Meta Platforms, Inc., a Delaware corporation (the “Company”).

C. The Company now desires to amend the Plan in accordance with the terms and conditions of this Amendment.

AMENDMENT

NOW THEREFORE, effective as of the Amendment Effective Date,

A.Section 6 of the Plan is hereby amended and restated by adding a new Section 6.6, which shall read as follows:

“6.6 Dividend Equivalents. The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividends or other distributions paid on Awards of Restricted Stock prior to vesting be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.”

B.    Section 9 of the Plan is hereby amended and restated by adding a new Section 9.5, which shall read as follows:

“9.5 Dividend Equivalents. The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividend equivalents or other distributions paid on Awards of RSUs prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as such Awards.”

C.    Section 15.1 of the Plan is hereby amended as follows:

“15.1 Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant, except for any rights permitted by an applicable Award Agreement or any dividend equivalent rights granted in accordance with Section 6.6 or Section 9.5. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price, as the case may be, pursuant to Section 15.2.”

D.    The definition of “Award” set forth in Section 27 of the Plan is hereby amended as follows:

“'Award' means any award granted pursuant to the provisions of the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit, award of Performance Shares or dividend equivalent Shares or units awarded pursuant to Section 6.6 or Section 9.5.”